                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           OVERSEAS FILMGROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                              OVERSEAS FILMGROUP, INC.
                               8800 SUNSET BOULEVARD
                                    THIRD FLOOR
                           LOS ANGELES, CALIFORNIA 90069

                               September 16, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Overseas Filmgroup, Inc. (the "Company") which will be held at the Ticketmaster Screening Room, 8800 Sunset Boulevard, First Floor, Los Angeles, California on Wednesday, October 14, 1998 at 3:00 p.m., Pacific Daylight time.

     At the meeting, the stockholders of the Company will be asked to elect two directors to the Company's Board of Directors and to ratify management's appointment of independent auditors for 1998. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe matters upon which stockholders will vote at the upcoming meeting, and we urge you to read these materials carefully.

     We hope you will be present to hear management's report to stockholders. However, whether or not you plan to attend the meeting in person and regardless of the number of shares you own, it is important to the Company that your shares be represented at the meeting. Accordingly, we urge you to complete, sign, date and return the accompanying proxy in the enclosed postage pre-paid envelope as promptly as possible. If you do attend the meeting and wish to vote your shares personally, you may revoke your proxy at that time.

                                             Sincerely,



     /s/ Ellen Dinerman Little                   /s/ Robert B. Little
     ---------------------------                 ------------------------
         ELLEN DINERMAN LITTLE                       ROBERT B. LITTLE
President, Co-Chief Executive Officer and       Co-Chief Executive Officer
  Co-Chairman of the Board of Directors    Co-Chairman of the Board of Directors

                              OVERSEAS FILMGROUP, INC.
                               8800 SUNSET BOULEVARD
                                    THIRD FLOOR
                           LOS ANGELES, CALIFORNIA 90069
                                   (310) 855-1199


                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON OCTOBER 14, 1998

     Notice is hereby given that the Annual Meeting of Stockholders of Overseas Filmgroup, Inc. (the "Company") will be held at the TicketMaster Screening Room, 8800 Sunset Boulevard, First Floor, Los Angeles, California 90069 on Wednesday, October 14, 1998 at 3:00 p.m. Pacific Daylight time (the "Annual Meeting") for the following purposes:

     1. To elect two (2) directors to serve until the Annual Meeting of Stockholders in 2001;

     2. To ratify the Company's selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

     3. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed the close of business on September 3, 1998 as the record date ("Record Date") for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting.

     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are urged to promptly date and sign the enclosed proxy and mail it to the Company in the enclosed envelope, which requires no postage if mailed in the United States. Return of your proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

                              By Order of the Board of Directors,


                          /s/ William F. Lischak
                          -----------------------------
                              WILLIAM F. LISCHAK
                              Chief Operating Officer, Chief Financial Officer and Secretary


September 16, 1998
Los Angeles, California

                              OVERSEAS FILMGROUP, INC.

                         8800 SUNSET BOULEVARD, THIRD FLOOR
                           LOS ANGELES, CALIFORNIA 90069

                              _______________________

                                  PROXY STATEMENT
                                ____________________

     This Proxy Statement is furnished to stockholders of Overseas Filmgroup, Inc. (the "Company") in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the "Board" or "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 3:00 p.m., Pacific Daylight time, on Wednesday, October 14, 1998, at the Ticketmaster Screening Room, 8800 Sunset Boulevard, First Floor, Los Angeles, California 90069, and at any postponements or adjournments thereof. The approximate date on which this Proxy Statement and accompanying form of proxy are first being mailed to stockholders is September 16, 1998.

     At the Annual Meeting, stockholders of the Company will be asked to consider and vote upon the following items:

     Item No.1:     The election of two directors to serve until the Annual
                    Meeting of Stockholders in 2001; and

     Item No. 2:    A proposal to ratify the Company's selection of
                    PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

     The Board of Directors believes that election of its director nominees and approval of Item No. 2 are in the best interests of the Company and its stockholders and recommends to the stockholders the approval of each of the nominees and of Item No. 2.

PERSONS ENTITLED TO VOTE AT THE ANNUAL MEETING

     The Board has fixed the close of business on September 3, 1998, as the Record Date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Only holders of record of the common stock of the Company $.001 par value per share ("Common Stock"), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 5,732,778 shares of Common Stock.

     Each share of Common Stock is entitled to one vote on all matters which may come before the Annual Meeting. Pursuant to Delaware law and the Company's Bylaws, each share of Common Stock may be voted for each nominee to be elected to the Board of Directors and for whose election the share is entitled to vote. The Company's stockholders are not entitled to cumulate votes with respect to the election of directors.

ACTION TO BE TAKEN UNDER PROXY

     All proxies in the accompanying form that are properly executed and returned in time and not revoked will be voted at the Annual Meeting and any postponements or adjournments thereof in accordance with the specifications thereon, or if no specifications are made, will be voted:

     (i) FOR the election as a director of each of the two nominees described herein; and

     (ii) FOR ratification of the Company's selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

     The Board of Directors knows of no matters, other than those stated above, to be presented and considered at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponements or adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters and such persons shall have authority to do so. The persons named as proxies were selected by the Board and are directors and officers of the Company. The persons named in the enclosed proxy may also, if a quorum is not present, vote such proxy to adjourn the Annual Meeting.

REVOCATION OF PROXY

     Proxies may be revoked by a stockholder prior to their exercise by delivering to the Company, to the Secretary's attention, a written instrument signed by the stockholder revoking the same or a duly executed proxy bearing a later date. In addition, a stockholder who attends the Annual Meeting may vote his or her shares personally and thereby revoke his or her proxy at that time.

VOTE REQUIRED FOR APPROVAL

     Assuming a quorum is present, the affirmative vote by the holders of a plurality of the votes cast at the Annual Meeting will be required for the election of directors, and the affirmative vote of a majority of the votes cast at the Annual Meeting will be required to approve the proposal to ratify the Company's selection of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal 1998. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. However, with respect to all matters other than the election of directors, broker non-votes (where a broker submits a proxy but indicates it does not have discretionary authority to vote a customer's shares on one or more matters) will not be treated as present and will have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast, while abstentions will be treated as present and entitled to vote and therefore will have the effect of a vote against such proposal. With respect to the election of directors, pursuant to Delaware law, shares as to which a stockholder abstains or withholds from voting and broker non-votes will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of votes cast.

     The presence, in person or by proxy, of a majority of all of the outstanding shares of the Company's Common Stock as of the Record Date is necessary to constitute a quorum to transact business at the Annual Meeting. Those shares present, in person or by proxy, including shares as


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

to which authority to vote on any proposal being considered at the Annual Meeting is withheld, shares abstaining as to any proposal being considered at the Annual Meeting, and broker non-votes on any proposal being considered at the Annual Meeting, will be considered present at the Annual Meeting for purposes of establishing a quorum.

     Certain stockholders of the Company (including, among others, Ellen Dinerman Little, Co-Chairman of the Board of Directors, President and Co-Chief Executive Officer of the Company, and Robert B. Little, Co-Chairman of the Board of Directors and Co-Chief Executive Officer of the Company), who own an aggregate of approximately 3,755,778 shares (65.5%) of the 5,732,778 shares of the Company's Common Stock issued and outstanding as of the Record Date, are parties to a stockholders voting agreement pursuant to which they have agreed to vote in favor of the nominees for election as directors at the Annual Meeting set forth herein. See "Background Regarding the Company; Certain Arrangements Regarding Management of the Company, the Nomination and Election of Directors, and Voting" below. If such parties do in fact cast their vote in such manner, the election of such director nominees is assured. The Company has also been informed that Ms. Little and Mr. Little, who are entitled to vote 3,202,778 shares (55.9%) of the 5,732,778 shares of the Company's Common Stock issued and outstanding as of the Record Date, intend to vote in favor of the ratification of the Company's selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the Company's fiscal year ending December 31, 1998. If Ms. Little and Mr. Little do in fact cast their votes in such manner, the approval of the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is also assured. See "Security Ownership of Certain Beneficial Owners and Management" for a table of the beneficial ownership of the Company's Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each current director of the Company, (iii) each of the executive officers of the Company listed in the Summary Compensation Table under "Compensation of Directors and Executive Officers" below, and (iv) all current executive officers and directors of the Company as a group.

EXPENSES OF SOLICITATION

     The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by officers, directors and regular employees of the company (none of whom will receive additional compensation therefor), in person, or by telephone or other means. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith. The Company has also engaged the services of D.F. King & Co., Inc., a firm specializing in proxy solicitation, to solicit proxies for a fee of approximately $3,500.

BACKGROUND REGARDING THE COMPANY; CERTAIN ARRANGEMENTS REGARDING MANAGEMENT OF THE COMPANY, THE NOMINATION AND ELECTION OF DIRECTORS, AND VOTING

     The Company was incorporated in December 1993 under the name
Entertainment/Media Acquisition Corporation" as a Specified Purpose Acquisition Company-Registered Trademark-* in order to acquire an

------------------
* "Specified Purpose Acquisition Company" is a registered servicemark of GKN Securities Corp.

operating business in the entertainment and media industry by merger or other similar type of transaction. From inception until October 31, 1996 its operations were limited to organizational activities, completion of an initial public offering in February 1995, and the evaluation and negotiation of possible business combinations. On October 31, 1996, pursuant to an Agreement of Merger dated as of July 2, 1996, as amended as of September 20, 1996, among the Company, Overseas Filmgroup, Inc. - a privately-held Delaware corporation ("Pre-Merger Overseas"), and Ellen Dinerman Little and Robert B. Little (as amended, the "Merger Agreement"), the Company merged with Pre-Merger Overseas (the "Merger"), with the Company as the surviving corporation in the Merger. Upon consummation of the Merger, the Company changed its name to "Overseas Filmgroup, Inc." and succeeded to the business and operations of Pre-Merger Overseas which had been established in 1980. In this Proxy Statement, unless otherwise specifically indicated or the context otherwise requires, the term the "Company" includes the Company (Overseas Filmgroup, Inc.) and its wholly owned subsidiaries and references to the operations of the Company are to the operations of Pre-Merger Overseas through the date of the Merger and to the combined company following the Merger. In addition, the term "EMAC" is sometimes used herein to refer to the Company during the period from its inception as "Entertainment/Media Acquisition Corporation" until the Merger.

     Pursuant to the Merger Agreement, upon consummation of the Merger a Stockholders' Voting Agreement, dated as of October 31, 1996 (the "Stockholders' Voting Agreement"), was entered into among the Company, Ellen Dinerman Little, Robert B. Little, William F. Lischak, and certain persons who were stockholders of the Company prior to consummation of the Company's initial public offering (Stephen K. Bannon, Scot K. Vorse, Jeffrey A. Rochlis, Barbara Boyle, the Hoberman Family Trust and Gary M. Stein; collectively, the "Initial Stockholders"). The parties to the Stockholders' Voting Agreement, who as of the Record Dated owned an aggregate of 3,755,778 (or 65.5%) of the Company's issued and outstanding Common Stock, have agreed to use their best efforts to cause the Board of Directors of the Company to consist of seven members during the term of such agreement, including four individuals designated by Ms. Little and Mr. Little and three individuals designated by the Initial Stockholders. In accordance therewith, of the two current director nominees (Ellen D. Little and Scot K. Vorse), Ms. Little was designated by Ms. Little and Mr. Little, and Mr. Vorse was designated by the Initial Stockholders. Of the remaining incumbent directors, Robert B. Little, William F. Lischak and Alessandro Fracassi have been designated by Ms. Little and Mr. Little and Stephen K. Bannon and Gary M. Stein have been designated by the Initial Stockholders. Each party to the Stockholders' Voting Agreement also agreed that the following actions shall require the affirmative vote of at least seventy-five percent of the authorized number of directors of the Company: (i) any amendment to the Restated Certificate of Incorporation of the Company or the Company's Bylaws that would change the voting rights of stockholders, the number or classes of directors, or the notice and quorum requirements for meetings of the Board of Directors, its committees or the shareholders; (ii) a merger or sale of all or substantially all of the assets of the Company; (iii) the designation or issuance of any preferred stock; and (iv) any amendments to the operating guidelines described below (collectively, the "Supermajority Provisions"). The Stockholders' Voting Agreement terminates eight and one-half years from the date of the Merger or sooner if the employment with the Company of Ms. Little, Mr. Little and Mr. Lischak is terminated. In addition, the right of Ms. Little and Mr. Little, and of the Initial Stockholders, to designate directors (but not the obligation to vote for the designees of others) will terminate (i) as to Ms. Little and Mr. Little, (A) if they (and Mr. Lischak) own less than 794,444 shares of the Company's

Common Stock, they will be entitled to designate only two directors, and (B) if they (and Mr. Lischak) own less than 20,000 shares, they will not be entitled to designate any director; or (ii) as to the Initial Stockholders, (A) if they own less than 175,000 shares of the Company's Common Stock, they will be entitled to designate only two directors, (B) if they own less than 125,000 shares, they will be entitled to designate only one director, and (C) if they own less than 20,000 shares, they will not be entitled to designate any director. In connection with the Merger, operating guidelines for the Board of Directors and management of the Company were established setting forth certain general guidelines with respect to the authority and responsibilities of officers of the Company, the structure and responsibilities of the Board of Directors and the Executive Committee of the Company, and certain other general business matters. The Board of Directors has also adopted operating resolutions implementing the Supermajority Provisions.

                                    PROPOSAL NO. 1

                                ELECTION OF DIRECTORS

     The directors of the Company are divided into three classes, as indicated below. At each annual meeting of stockholders, successors to the class of directors whose terms expire at such meeting will be elected to serve for three-year terms and until their successors are elected and have qualified.

     It is intended that the persons named in the accompanying proxy will, unless otherwise specifically instructed, vote for the election of the two nominees listed below to serve as directors until the Annual Meeting of Stockholders in 2001 and until their respective successors are elected and have qualified. Stockholders of the Company will have an opportunity on their proxy cards to vote in favor of one or more director nominees while withholding their authority to vote for one or more director nominees. Both of the nominees are present directors of the Company whose terms end at the 1998 Annual Meeting and who have consented to being named in the Proxy Statement and to serve if elected. If either nominee, for any reason presently unknown, cannot be a candidate for election, the shares represented by valid proxies will be voted in favor of the remaining nominee and may be voted for the election of a substitute nominee proposed by the Board of Directors.

     Nominees                           Term as Director
     --------                           ----------------

     Ellen Dinerman Little              Until 2001 Annual Meeting
     Scot K. Vorse                      Until 2001 Annual Meeting

     Incumbent Directors                Term as Director
     -------------------                ----------------
     William F. Lischak                 Until 1999 Annual Meeting
     Alessandro Fracassi                Until 1999 Annual Meeting
     Gary M. Stein                      Until 1999 Annual Meeting

     Robert B. Little                   Until 2000 Annual Meeting
     Stephen K. Bannon                  Until 2000 Annual Meeting


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

Ellen Dinerman Little and Robert B. Little are married to each other. Gary Stein (a designee of the Initial Stockholders) was appointed as a director by the Board of Directors as of September 3, 1998, to fill a vacancy on the Board of Directors created by the resignation of Jeffrey Rochlis (also a designee of the Initial Stockholders) in July 1998. Mr. Stein was appointed to serve as a director for the remainder of Mr. Rochlis' term (until the 1999 Annual Meeting).

INFORMATION CONCERNING THE NOMINEES AND OTHER CURRENT DIRECTORS

     The information set forth below with respect to the principal occupation or employment of each nominee and incumbent director and the name and principal business of the corporation or other organization in which such occupation or employment is, or has been, carried on, and other affiliations and business experiences during the past five years, has been furnished to the Company by the respective nominees and incumbent directors.

NOMINEES FOR DIRECTOR:

     ELLEN DINERMAN LITTLE became Co-Chairman of the Board of Directors, Co-Chief Executive Officer and President of the Company upon consummation of the Merger on October 31, 1996. Ms. Little co-founded the predecessor of Pre-Merger Overseas in February 1980 and served as its President and Director, as well as the President and a Director of Pre-Merger Overseas since its incorporation in January 1984 until the Merger. Ms. Little is a founding member of The Archive Council, an industry support group for the University of California at Los Angeles (UCLA) Archive Film Preservation Program, serves on the Board of Directors of the Antonio David Blanco Scholarship Fund, an endowment fund that annually benefits deserving students in the UCLA Department of Film and Television, and has been an active participant in the American Film Marketing Association, having served on various of its committees. Ms. Little is Executive Producer of RICHARD III, which was nominated for two Academy Awards in 1995.
Ms. Little is 56 years old.

     SCOT K. VORSE became a Director of EMAC in January 1995 and continued to serve as a Director of the Company following the Merger. From January 1995 until the Merger in October 1996, he served as Treasurer and Secretary of EMAC, and from January 1995 until November 1996, he served as Vice President of EMAC.
From June 1991 through July 31, 1998, Mr. Vorse served as an Executive Vice President and the Chief Financial Officer of Bannon & Co., Inc., an investment banking firm specializing in the entertainment, media and communications industries and a registered broker-dealer under the Securities Exchange Act of 1934, as amended. On July 31, 1998, Bannon & Co., Inc. was acquired by SG Cowen Securities Corporation, an integrated, full service U.S. securities and investment banking firm. Mr. Vorse is now a managing director and Co-Head of SG Cowen Securities Corporation's media and entertainment group. Mr. Vorse is a registered principal with the National Association of Securities Dealers, Inc. ("NASD"). From 1985 to May 1991, Mr. Vorse was employed in various capacities by Goldman, Sachs & Co., most recently as Vice President - Corporate Finance, where his responsibilities included advising clients on mergers and acquisitions and private and public financings. Mr. Vorse is 38 years old.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

OTHER DIRECTORS

     ROBERT B. LITTLE became Co-Chairman of the Board of Directors and Co-Chief Executive Officer of the Company upon consummation of the Merger in October 1996. Mr. Little co-founded the predecessor of Pre-Merger Overseas in February 1980 and served as Chairman of the Board of Pre-Merger Overseas from February 1987 until the Merger and its Chief Executive Officer from February 1990 until the Merger. Mr. Little was a founding member of the American Film Marketing Association, the organization which established the American Film Market, and has served multiple terms on its Board of Directors. In 1993, Mr. Little served on the City of Los Angeles Entertainment Industry Task Force, a task force composed of industry leaders focused on maintaining and enhancing Los Angeles's reputation as the entertainment capital of the world. Mr. Little is also a founding member of The Archive Council and a member of the Board of Directors of the Antonio David Blanco Scholarship Fund. Mr. Little is 53 years old.

     STEPHEN K. BANNON has been a director of the Company since its incorporation as EMAC in December 1993. Since the Merger, he has served as Vice Chairman of the Board of Directors of the Company and Chairman of its Executive Committee. Previously, from the incorporation of EMAC until the October 1996 Merger, he served as Chairman of the Board of Directors of EMAC. From June 1991 through July 31, 1998, Mr. Bannon served as the Chief Executive Officer of Bannon & Co., Inc., an investment banking firm specializing in the entertainment, media and communications industries. On July 31, 1998, Bannon & Co., Inc. was acquired by SG Cowen Securities Corporation, an integrated, full service U.S. securities and investment banking firm. Mr. Bannon is now a managing director and Co-Head of SG Cowen Securities Corporation's media and entertainment group. As part of an investment banking assignment, from April 1, 1994 to December 31, 1995, Mr. Bannon served as acting Chief Executive Officer of SBV, a division of Decisions Investment Corp., which operates the Biosphere 2 project near Oracle, Arizona. Mr. Bannon is a registered principal with the NASD. Bannon & Co. succeeded to the business of Talbott, Bannon & Co., of which Mr. Bannon was a general partner from January 1990 to June 1991. From 1985 to 1990, Mr. Bannon was employed in various capacities by Goldman, Sachs & Co., most recently as Vice President, Investment Banking, where his responsibilities included advising clients on mergers and acquisitions and corporate finance in the entertainment and media industry. Mr. Bannon is 45 years old.

     WILLIAM F. LISCHAK became Chief Operating Officer, Chief Financial Officer, Secretary and a Director of the Company upon consummation of the Merger in October 1996. Mr. Lischak served as Pre-Merger Overseas' Chief Operating Officer from September 1990 until the Merger and its Chief Financial Officer from September 1988 until the Merger. Mr. Lischak, a certified public accountant, previously had worked in public accounting, including from 1982 to 1988 with the accounting firm of Laventhol & Horwath. Mr. Lischak has a Masters Degree in Taxation and has taught courses in the extension program at UCLA in accounting, finance and taxation for motion pictures and television. Mr. Lischak is 41 years old.

     ALESSANDRO FRACASSI became a Director of the Company upon consummation of the Merger. Mr. Fracassi founded Racing Pictures s.r.l. (an Italian motion picture production and distribution company) in 1976 and has served as its President since such date. Mr. Fracassi has extensive experience in the field of Pan-European motion picture and television production. He has served as a Vice President of the Italian Producers Association, an Italian entertainment industry trade group.

Additionally, Mr. Fracassi and his family are active investors in various privately-held businesses in Italy. Mr. Fracassi is 46 years old.

     GARY M. STEIN became a Director of the Company in September 1998. Since January 1997, Mr. Stein has served as general partner of Britten and Stone Music, a Nashville-based publishing and consulting business, which he co-founded with his wife. From December 1994 until the Merger in October 1996, Mr. Stein served on the Board of Directors of EMAC. Between March 1990 and October 1996, Mr. Stein served as Executive Vice President - Corporate and Financial Development for Lancit Media Entertainment, Inc., a leading producer of quality children's television programming. During 1995 and 1996, Mr. Stein also served on the Board of Directors of Strategy Licensing Company, a Lancit subsidiary engaged in the licensing of popular character-based properties. Mr. Stein currently serves on the Board of Directors of Seventh Generation, Inc., a publicly held supplier of environmentally-friendly household products. From 1987 through February 1990, Mr. Stein was an independent corporate development consultant to a wide variety of media and entertainment firms. From 1984 to 1987, Mr. Stein served as Senior Analyst - Investment Banking at Rosenkrantz, Lyon and Ross, a New York Stock Exchange-member securities firm (now known as Josephthal & Co.) where he helped form the firm's corporate finance division. Mr. Stein is 41 years old.

                     INFORMATION REGARDING THE BOARD OF DIRECTORS
                                  AND ITS COMMITTEES

BOARD MEETINGS

     During the year ended December 31, 1997, the Board of Directors of the Company met on three occasions with full attendance at such meetings except for Allesandro Fracassi, who attended one-third of the Board meetings. The Board has standing Executive, Compensation and Audit Committees. The Company does not have a standing nominating or similar committee, the function of which is handled by the Company's Board of Directors.

     EXECUTIVE COMMITTEE.  Ellen Dinerman Little, Robert B. Little and Stephen
K. Bannon currently serve on the Executive Committee, with Mr. Bannon serving as Chairman of such committee. During intervals between the meetings of the Board of Directors of the Company, the Executive Committee is entitled to exercise all powers of the Board of Directors (except those powers specifically reserved by Delaware law or the Company's Bylaws to the full Board of Directors) in the management and direction of the business and conduct of the affairs of the Company in all cases in which specific directions have not been given by the Board of Directors. In 1997, the Executive Committee did not meet.

     COMPENSATION COMMITTEE. Messrs. Bannon and Vorse currently serve on the Compensation Committee. The Compensation Committee administers the Company's stock option plans to the extent contemplated thereby and reviews, approves, and makes recommendations with respect to compensation of officers, consultants and key employees. See "Stock Option Plans" under "Compensation of Executive Officers and Directors" below. In 1997, the Compensation Committee did not meet.

     AUDIT COMMITTEE. The Audit Committee of the Company currently consists of Messrs. Bannon and Vorse. The function of the Audit Committee is, among other things, to review and approve the selection of, and all services performed by, the Company's independent auditors; to meet and consult with and to receive reports from, the Company's independent auditors and the Company's financial and accounting staff; and to review and act with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. In 1997, the Audit Committee met on one occasion.

                  COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following "Summary Compensation Table" sets forth individual compensation information with respect to the Company's Co-Chief Executive Officers (Ellen Dinerman Little and Robert B. Little), and two other executive officers of the Company during the fiscal year ended December 31, 1997 whose total salary and bonus compensation during fiscal 1997 from the Company was in excess of $100,000 (William F. Lischak and M.J. Peckos). Such four executives are referred to herein as the "Named Executives." With respect to the four Named Executives, the Summary Compensation Table provides compensation information for services rendered to the Company during the fiscal years ended December 31, 1995, 1996 and 1997 respectively. The Summary Compensation Table does not include distributions made to the stockholders of Pre-Merger Overseas. Following the Summary Compensation Table is a table that indicates whether any of the Named Executives exercised options in fiscal 1997 and includes the number and value of unexercised options held by the Named Executives at December 31, 1997. No stock options or stock appreciation rights were granted to the Named Executives in 1997.


                                                 SUMMARY COMPENSATION TABLE
                                                                                         LONG TERM COMPENSATION
                                                     ANNUAL COMPENSATION                         AWARDS
                                           -------------------------------------------   -----------------------
                                                                                              SECURITIES
                                                                          OTHER ANNUAL        UNDERLYING
NAME AND                                                                  COMPENSATION         OPTIONS/              ALL OTHER
PRINCIPAL POSITION             YEAR        SALARY ($)       BONUS ($)          ($)              SARS(#)            COMPENSATION($)
------------------             ----        ---------        ---------     ------------        -----------          ---------------
ROBERT B. LITTLE               1997         $125,000        $27,404(13)     $40,511(9)                 0              $16,695(11)
CO-CHAIRMAN OF THE             1996          110,158         25,000(14)         -- (1)         1,100,000               18,858 (2)
     BOARD AND CO-CHIEF        1995           90,000              0          37,709(3)                 0               16,455 (4)
     EXECUTIVE OFFICER

ELLEN DINERMAN LITTLE          1997          125,000         27,404(13)     27,184(10)                 0               23,892(12)
CO-CHAIRMAN OF THE             1996          110,457         25,000(14)        --  (1)         1,100,000               24,812 (5)
     BOARD, CO-CHIEF           1995           90,000              0         38,720 (6)                 0               30,134 (4)
     EXECUTIVE OFFICER AND
     PRESIDENT

WILLIAM F. LISCHAK             1997          175,000         53,365            --  (1)                 0                9,410 (8)
CHIEF OPERATING OFFICER,       1996          137,198        212,500            --  (1)                 0                2,994 (7)
     CHIEF FINANCIAL           1995          118,933         75,090            --  (1)                 0                  519 (7)
     OFFICER AND SECRETARY

MJ PECKOS                      1997          156,483         20,000            --  (1)                 0                2,923 (7)
SENIOR VICE PRESIDENT          1996          126,100         40,000            --  (1)                 0                2,922 (7)
                               1995           67,976              0            --  (1)                 0                  434 (7)


___________

(1) Perquisites with respect to such Named Executive did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

(2) Represents $2,049 for the Company's contributions on behalf of such Named Executive pursuant to the Company's 401(k) Plan and $16,809 for life insurance premiums paid by the Company for the benefit of such Named Executive.

(3) Includes $13,959 for automobile lease payments and maintenance expenses and $23,750 representing one-half the cost of a home sound system.

(4) Represents life insurance premiums paid by the Company for the benefit of such Named Executive.

(5) Represents $2,049 for the Company's contribution on behalf of such Named Executive pursuant to the Company's 401(k) Plan and $22,763 for life insurance premiums paid by the Company for the benefit of such Named Executive.

(6) Includes $14,970 for automobile payments and $23,750 representing one-half the cost of a home sound system.

(7) Represents the Company's contributions on behalf of such Named Executive pursuant to the Company's 401(k) Plan.

(8) Represents $3,256 in contributions made by the Company on behalf of such Named Executive pursuant to the Company's 401(k) Plan, $4,622 for life insurance premiums paid by the Company for the benefit of such Named Executive, and $1,532 for disability insurance premiums paid by the Company for the benefit of such Named Executive.

(9) Includes $13,499 for automobile lease payments and $25,301 of business management and accounting fees paid on behalf of such Named Executive by the Company.

(10) Includes $25,301 of business management and accounting fees paid on behalf of such Named Executive by the Company.

(11) Represents $2,625 in contributions made by the Company on behalf of such Named Executive pursuant to the Company's 401(k) Plan, $2,131 representing reimbursement of disability insurance premiums paid by the Company for the benefit of such Named Executive and $11,939 in life insurance premiums for which the Named Executive is entitled to reimbursement by the Company.

(12) Represents $2,633 in contributions made by the Company on behalf of such Named Executive pursuant to the Company's 401(k) Plan, $2,353 representing reimbursement of disability insurance premiums paid by the Company for the benefit of such Named Executive and $18,906 in life insurance premiums for which the Named Executive is entitled to reimbursement by the Company.

(13) Includes bonuses of $25,000 earned by each of such Named Executives in 1997 but which have not been paid to the Named Executive as of the date of mailing of this Proxy Statement.

(14) Represents bonuses earned by each of such Named Executives in 1996 but which have not been paid to the Named Executive as of the date of mailing of this Proxy Statement.

                       AGGREGATED OPTION/SAR EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES(1)


                                                                                                              VALUE OF UNEXERCISED
                                                                                   NUMBER OF SECURITIES      IN-THE-MONEY OPTIONS/
                                                                                  UNDERLYING UNEXERCISED      SARS AT DECEMBER 31,
                                                                                 OPTIONS/SARS AT DECEMBER             1997
                                                                                         31, 1997
                                SHARES ACQUIRED ON                                                                EXERCISABLE/
                                     EXERCISE              VALUE REALIZED        EXERCISABLE/UNEXERCISABLE       UNEXERCISABLE
             NAME                      (#)                       ($)                        (#)                       ($)
-------------------------       -------------------        ---------------       -------------------------    --------------------
 Ellen Dinerman Little                  0                        $ 0                  300,000/800,000                $ 0/0

 Robert B. Little                       0                          0                  300,000/800,000                  0/0

 William F. Lischak                     0                          0                       0 (2)                         0

 MJ Peckos                              0                          0                       0 (2)                         0


-------------------------
     (1) Although the Company's 1996 Basic Stock Option and Stock Appreciation Rights Plan provides for the granting of stock appreciation rights, no grant of such rights has been made by the Company.

     (2)  The Named Executive did not hold any options at December 31, 1997.

BOARD FEES

     Pursuant to the Automatic Option Grant Program under the Company's 1996 Basic Stock Option and Stock Appreciation Rights Plan, each individual serving as a non-employee Board member on October 31, 1996 was automatically granted a non-qualified option to purchase 5,000 shares of the Company's Common Stock. In addition, each member of the Board of Directors who is not employed by the Company receives an automatic grant of a non-qualified option to purchase 5,000 shares of the Company's Common Stock (i) upon becoming a Board member, whether through election at a meeting of the Company's stockholders or through appointment by the Board of Directors, and (ii) on the date of each annual meeting of stockholders, if such individual is to continue to serve as a Board member after such meeting. Each such automatic option grant is, among other things, exercisable at the fair market value of the Common Stock on the date of the automatic grant and is generally exercisable after completion of one year of service to the Board of Directors measured from the automatic grant date. In addition, the Company reimburses all directors for travel and related expenses incurred in connection with their activities on behalf of the Company. Directors of the Company are not otherwise compensated for serving on the Board of Directors.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with its directors (including those who are also executive officers) providing for indemnification by the Company, including in circumstances in which indemnification is otherwise discretionary under Delaware law. These agreements constitute binding agreements between the Company and each of the parties thereto, thus preventing the Company from modifying its indemnification policy in a way that is adverse to any person who is a party to such an agreement.

EMPLOYMENT AND RELATED AGREEMENTS

     ELLEN DINERMAN LITTLE AND ROBERT B. LITTLE. Ms. Little and Mr. Little each have an employment agreement with the Company with a five year term which commenced on October 31, 1996 and ends on October 30, 2001. Ms. Little's and Mr. Little's employment agreements provide for them to serve as Co-Chairs of the Board of Directors, members of the Executive Committee of the Board of Directors, and Co-Chief Executive Officers of the Company. Under Ms. Little's employment agreement, she also serves as President of the Company. Pursuant to these employment agreements, they each receive fixed annual compensation of $125,000 and an annual bonus of $25,000, plus such additional bonus, if any, as may be awarded to them by the Company's Board of Directors or compensation or similar committee, with Ms. Little and Mr. Little abstaining from any vote thereon. The employment agreements also provide for certain benefits including, among other things, life, disability and health insurance, and an automobile allowance. In the event that the relevant employment agreement is terminated by Ms. Little or Mr. Little for Good Reason (as defined in the employment agreements and which includes certain changes in control of the Company), or by the Company other than for Cause (as defined in the employment agreements), she or he will receive (a) a lump-sum payment equal to 250% of the greater of (i) the aggregate of all fixed annual compensation to which she or he would otherwise have been entitled through the balance of the term or (ii) an amount equal to the fixed annual compensation and annual bonus for one full year; (b) a lump-sum payment equal to 250% of the aggregate of all annual bonuses to which she or he would otherwise have been entitled through the balance of the term;
(c) such additional payments as may be necessary to take into account and reimburse her or him for certain excise taxes which may be applicable to payments and benefits relating to such termination; (d) for the remainder of the term, life, disability and health insurance and other benefits substantially similar to those received prior to termination; and (e) automatic vesting of any stock options held. Such termination of the relevant employment agreement would also constitute an event of default under a $2,000,000 five year, secured promissory note issued by the Company to Ms. Little and Mr. Little as part of their consideration in the Merger (the "Merger Note"). In the event of the death or permanent disability of Ms. Little or Mr. Little, she or he will be entitled to a disability benefit or death benefit to the deceased's estate equal to the product of two times (i) the aggregate fixed annual compensation that they were entitled to receive for the full employment year in which the disability or death occurs, plus (ii) an amount equal to the annual bonus.

     In addition to their employment agreements, each of Ellen Dinerman Little and Robert B. Little have entered into a Non-Competition Agreement, pursuant to which she or he have agreed, for a period of five years commencing October 31, 1996, not to (i) own, manage, operate or control any business that competes with the business of the Company (other than motion picture production activities and activities that are specifically permitted under their employment agreements, and other than the right to hold de minimis investments in publicly-held companies) or (ii) solicit any Company employee or interfere with the relationship of the Company with any employee, customer, supplier or lessee.
The non-competition obligations terminate earlier than the five-year term if the individual party's employment is terminated by him or her for Good Reason or by the Company other than for Cause (as such terms are defined in their employment agreements), or if the Company fails to pay any amount due under the Merger Note at a time when Ms. Little and Mr. Little do not control a majority of the Board of Directors of the Company.

     WILLIAM F. LISCHAK. William F. Lischak has an employment agreement with the Company with a five year term which commenced on October 31, 1996 and ends on October 30, 2001 and which provides for his services as Chief Operating Officer and Chief Financial Officer of the Company. Under the agreement, Mr. Lischak receives an annual base salary of $175,000 for each of the first two years of the term, $200,000 for the third and fourth years of the term and $225,000 in the final year of the term. In addition, Mr. Lischak is entitled to a guaranteed bonus of $50,000 per year payable in quarterly installments, plus such additional bonus, if any, as may be awarded to Mr. Lischak by the Company's Board of Directors or compensation or similar committee. Mr. Lischak also is entitled to certain benefits including, among other things, certain health, life and disability insurance benefits, and an automobile allowance. In the event of a material uncured breach by the Company of his employment agreement, Mr. Lischak is entitled to terminate the employment agreement and to receive his base salary, fixed annual bonus, health, life and disability insurance benefits due under the agreement through the remainder of the five-year term, and any stock options held by Mr. Lischak will vest on the date of termination.

STOCK OPTION PLANS

     The Company has two stock-based incentive compensation plans for the Company's employees, directors and certain other persons providing services to the Company: the 1996 Special Stock Option Plan and Agreement (the "Management Option Plan") and the 1996 Basic Stock Option and Stock Appreciation Rights Plan (the "Basic Plan") (collectively, the "Plans"). Under the Management Option Plan, on October 31, 1996, each of Ms. Little and Mr. Little was granted two non-qualified options for a total of 1,100,000 shares each of Common Stock: one option for 537,500 shares of Common Stock ("Group A Options") at an exercise price of $5.00 per share (exercisable on October 31, 1996 for 100,000 shares with the balance vesting in five equal annual installments beginning each year thereafter) and one option for 562,500 shares of Common Stock ("Group B Options") at an exercise price of $8.50 per share (vesting in five equal annual installments beginning on October 30, 1997). All 2,200,000 shares of Common Stock initially reserved for issuance under the Management Option Plan were subject to the options granted to Ms. Little and Mr. Little. Regular full-time employees of the Company, non-employee members of the Company's Board of Directors, and independent consultants and other persons who provide services on a regular or substantial basis to the Company are generally eligible to participate in the Basic Plan (under which 550,000 shares of Common Stock are reserved for issuance). As of September 3, 1998, options to purchase an aggregate of 45,000 shares of Common Stock were outstanding under the Basic Plan, of which options to purchase 20,000 shares of Common Stock have an exercise price of $5.25 per share, options to purchase 20,000 shares of Common Stock have an exercise price of $2.375 per share, and options to purchase 5,000 shares of Common Stock have an exercise price of $2.125 per share. The Plans are currently administered by the Compensation Committee to the extent contemplated by the respective Plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee was established in October 1996 and currently consists of Messrs. Bannon and Vorse. Mr. Bannon was Chairman of the Board of Directors of EMAC during 1996 until consummation of the Merger and currently serves as Vice Chairman of the

Company's Board of Directors and Chairman of its Executive Committee. Mr. Vorse served as Vice President, Treasurer, and Secretary of EMAC during 1996 through consummation of the Merger. The Compensation Committee currently administers both of the Company's stock option plans to the extent contemplated thereby.

               COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The purpose of this Report is to inform the Company's stockholders of the bases for the Chief Executive Officers' compensation for the last fiscal year and the compensation policies applicable to the compensation of the executive officers of the Company, including the relationship of corporate performance to executive compensation.

     EXECUTIVE COMPENSATION PHILOSOPHY. The Compensation Committee believes that the Company's executive officers should be compensated on a basis generally competitive with other quality companies in order to attract, retain and motivate the qualified executives critical to the Company's long-term success. The Compensation Committee further believes that, where possible, compensation of such officers should be linked in part to operating performance. Often this can be done by the grant of stock options. The Company does not apply specific formulas or procedures in every case to link executive compensation to corporate performance or to achieve other compensation goals. Instead, the Company can be flexible in the manner in which it seeks to achieve its compensation goals given the relatively small number of executive officers of the Company. This permits the Company to structure the compensation arrangements of the Company's executive officers with a view to the Company's compensation goals on a case-by-case basis.

     CHIEF EXECUTIVE OFFICERS' COMPENSATION FOR FISCAL 1997. Ellen Dinerman Little and Robert B. Little became Co-Chief Executive Officers of the Company upon consummation of the Merger in October 1996 and entered into five year employment agreements with the Company at such time which, among other things, govern the annual compensation paid to Ms. Little and Mr. Little (including the compensation paid to them in 1997). The terms of such employment agreements were negotiated between the Company and Ms. Little and Mr. Little, respectively, prior to the Merger in 1996. In connection with the negotiation of such employment agreements, the Company considered the advice and recommendations of the Company's financial advisors, information publicly available or known in the motion picture industry regarding employment arrangements of chairmen and/or chief executive officers (who perform functions substantially similar to those performed by Ms. Little and Mr. Little, respectively) of publicly-held entertainment companies, and such information regarding the compensation of executive officers in similar positions and performing similar functions in privately-held motion picture production companies as was publicly available.

     Compensation to be paid to Ms. Little and Mr. Little, respectively, pursuant to their employment agreements (including the compensation paid to them in 1997) is not based on any specific quantitative or qualitative criteria relating to the Company's financial performance. The Management Option Plan is a primary vehicle providing equity incentives to the Co-Chief Executive Officers, thus linking their compensation to the Company's performance.
Adoption and execution of the Management Option Plan was a condition to the Merger, and the terms of the Management Option Plan and the grants of options pursuant thereto were negotiated between the parties to the Merger in 1996. All 2,200,000 shares of Common Stock initially reserved for issuance under the

Management Option Plan were subject to the options granted to Ms. Little and Mr. Little upon consummation of the Merger. The Compensation Committee does not currently intend to grant additional stock options to Ms. Little or Mr. Little as they now possess a significant equity interest in the Company (the options, as well as their ownership of issued and outstanding Common Stock) which the Compensation Committee believes aligns the interest of such officers with those of the stockholders.

     In light of the Company's working capital requirements in 1997, Ms. Little and Mr. Little agreed to defer payment to them of certain amounts otherwise payable to them, including, among other things, an aggregate of $100,000 in bonuses payable to them under their employment agreements and an aggregate of approximately $8,300 in expenses for which they are entitled to reimbursement under their employment agreements. As of September 10, 1998, such bonuses have not been paid and such expenses have not been reimbursed.

     COMPENSATION OF OTHER EXECUTIVE OFFICERS. The Company attempts to attract and retain the most qualified individuals to serve as executive officers of the Company within the parameters of reasonable budgetary constraints. The employment marketplace for highly qualified individuals with experience in the motion picture industry is competitive. The Company competes for the services of its executive officers with several "major" film studios which are dominant in the motion picture industry (including The Walt Disney Company, Paramount Pictures Corporation, Universal Pictures, Sony Pictures Entertainment, Inc., Twentieth Century Fox, Warner Brothers Inc. and MGM/UA) as well as numerous independent motion picture and television production and distribution companies, including Polygram N.V., Morgan Creek Productions, Inc., New Regency Productions, Inc. and Gramercy Pictures, many of whom have substantially greater resources than the Company and are able to offer more attractive non-salary benefits than the Company. In order to attract qualified executives, the Company generally offers total compensation packages within the competitive range of those offered by other prospective employers. With respect to the compensation of executive officers other than the Co-Chief Executive Officers, the Compensation Committee relies to a great extent upon the recommendations of the Company's Co-Chief Executive Officers who observe and evaluate the performance of the Company's executive officers in the regular course of the Company's business and operations. In addition, all of the Company's employees (including the Littles and the Company's other executive officers) traditionally receive one week's salary as a seasonal bonus each December.

     The compensation of both William F. Lischak, the Chief Operating Officer, Chief Financial Officer, Secretary and a Director of the Company, and MJ Peckos, Senior Vice President - Domestic Distribution and Marketing of the Company was established at the time of the Merger and took into account the recommendation of Ms. Little and Mr. Little. Mr. Lischak served as Pre-Merger Overseas' Chief Operating Officer from September 1990 until the Merger and Chief Financial Officer from September 1988 until the Merger. Pursuant to the Merger Agreement, a condition to consummation of the Merger was the execution by Mr. Lischak of an employment agreement with the Company. As with the employment agreements of Ms. Little and Mr. Little, the terms of Mr. Lischak's employment agreement (including the compensation paid to him in 1997) were negotiated between the parties to the Merger in 1996, and took into account publicly available information regarding employment arrangements of chief operating and/or chief financial officers of publicly-held and privately-held entertainment companies.

     1996 BASIC STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN. The Basic Plan provides an incentive for key employees, directors and consultants of the Company to increase stockholder value by aligning such persons own interests with those of the Company's stockholders. The Basic Plan is administered by the Compensation Committee which determines who shall be granted options and the terms of such option grants. Options (other than automatic grants to non-employees directors under the plan) will be granted at the discretion of the Compensation Committee, generally taking into account, among other things, (i) the recommendations of the Co-Chief Executive Officers as to grants for other officers, (ii) prior grants to the officer, (iii) the salary level of the officer, and (iv) subjective evaluations of performance. There is no particular formula governing the number of option shares to be awarded to any particular person. The Compensation Committee anticipates that most options will be granted at the fair market value of the Common Stock on the date of grant.

     POLICY REGARDING SECTION 162(m) OF THE INTERNAL REVENUE CODE. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the federal income tax deduction that a public corporation may claim for annual compensation paid to certain executive officers. The limitation with respect to each affected executive officer is $1,000,000 per year. However, the limitation does not apply to compensation which is performance-based and satisfies certain other conditions set forth in Section 162(m)(4)(C) and the regulations thereunder. With respect to the Co-Chief Executive Officers, the Company anticipates that any compensation deemed paid by the Company in connection with the exercise of the Group B Options granted to them will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those Group B Options will remain deductible by the Company without limitation under Section 162(m) of the Code. The Group A Options will not qualify as performance-based grants under Section 162(m) of the Code. Accordingly, any compensation deemed paid by the Company in connection with the exercise of the Group A Options will have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. As a result, the Company may not be allowed an income tax deduction for all or part of the compensation deemed paid in connection with the exercise of the Group A Options. With regard to such compensation to the Co-Chief Executive Officers as well as with regard to future executive compensation actions, the Compensation Committee's policy is to maintain flexibility to take actions that it deems to be in the best interests of the Company and its stockholders but which may not necessarily qualify for tax deductibility under Section 162(m) or other sections of the Code.

     CONCLUSION. The Compensation Committee believes that the compensation provided to the Co-Chief Executive Officers and to the Company's other executive officers is fair, reasonable and in the best interests of the stockholders of the Company.

     SUBMITTED BY:  STEPHEN K. BANNON
                    SCOT K. VORSE

PERFORMANCE GRAPH

    The graph below compares the cumulative total return on the Company's Common Stock with the cumulative total return of (i) the Standard & Poor's SmallCap 600 Index ("S&P Index"), (ii) the Russell 2000, and (iii) an industry peer group composed of other companies in the motion picture industry: The Kushner-Locke Company, Polygram N.V., Spelling Entertainment, Inc. and Trimark Holdings, Inc. ("Peer Group"). The graph assumes $100 was invested on February 17, 1995 (the date the Common Stock of the Company, then named Entertainment/Media Acquisition Corporation, began trading on the OTC Bulletin Board) in shares of the Company's Common Stock, the stocks comprising the S&P Index, the stocks comprising the Russell 2000 and the stocks comprising the Peer Group. The returns have been calculated assuming reinvestment of dividends; the Company has not paid any dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
            AMONG OVERSEAS FILMGROUP, INC., S&P SMALLCAP 600 INDEX,
                          RUSSELL 2000, AND PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             OVERSEAS FILMGROUP, INC.   S&P SMALL CAP 600 INDEX    PEER GROUP   RUSSELL 2000
Feb. 17, 95                   $100.00                    $100.00       $100.00       $100.00
Dec. 31, 95                   $111.76                    $127.07       $135.93       $125.94
Dec. 31, 96                   $108.82                    $154.16       $124.94       $146.71
Dec. 31, 97                    $48.52                    $193.60       $120.89       $179.51

                                  DEC. 31,                                                            DEC. 31,
 FEB. 17, '95                        '95                       COMPANY NAME/INDEX                        '96
---------------                  -----------             -------------------------------             -----------
  100.......     ..............      127.07   .........         S&P SMALLCAP 600          .........  154.16....   ..............
  100.......     ..............      125.94   .........           RUSSELL 2000            .........  146.71....   ..............
  100.......     ..............      135.93   .........            PEER GROUP             .........  124.94....   ..............
  100.......     ..............      111.76   .........        OVERSEAS FILMGROUP         .........  108.82....   ..............

                  DEC. 31,
 FEB. 17, '95        '97
---------------  -----------
  100.......         193.60
  100.......         179.51
  100.......         120.89
  100.......          48.52

                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date, September 3, 1998, by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each current director of the Company, (iii) each of the Named Executives listed in the Summary Compensation Table under "Compensation of Directors and Executive Officers" above, and (iv) all current executive officers and directors of the Company as a group. The number of shares and percentages in the table and accompanying footnotes are based upon 5,732,778 shares of Common Stock outstanding as of the Record Date. The shares of Common Stock underlying immediately exercisable options, warrants or rights, or immediately convertible securities, or shares of Common Stock underlying options, warrants, rights or convertible securities that become exercisable or convertible within 60 days of the Record Date, are deemed to be outstanding for the purpose of calculating the number and percentage beneficially owned by the holder of such options, warrants, rights or convertible securities, but are not deemed to be outstanding for the purpose of computing the percentage beneficially owned by any other person. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.


                                                                      PERCENT OF
                                              NUMBER OF SHARES        COMMON STOCK
                                              OF COMMON STOCK         BENEFICIALLY
NAME                                         BENEFICIALLY OWNED          OWNED
----                                         ------------------          -----
Ellen Dinerman Little (1). . . . . . . . . .  4,202,778  (2)            62.4%
Robert B. Little (1) . . . . . . . . . . . .  4,202,778  (2)            62.4%
Stephen K. Bannon  . . . . . . . . . . . . .    131,324  (3)             2.3%
William F. Lischak . . . . . . . . . . . . .    249,560  (4)             4.4%
Alessandro Fracassi. . . . . . . . . . . . .     10,000  (3)              *
Gary Stein . . . . . . . . . . . . . . . . .    178,000  (5)             3.1%
Scot K. Vorse. . . . . . . . . . . . . . . .    136,323  (6)             2.4%
MJ Peckos. . . . . . . . . . . . . . . . . .          0                    0%
Kingdon Capital Management Corporation . . .    747,000  (7)(8)           12%
Dolphin Offshore Partners, L.P.  . . . . . .  1,055,000  (9)(10)        17.4%
All current executive officers
  and directors as a
  group (8 persons). . . . . . . . . . . . .  4,658,425 (11)            68.9%

---------------------
* less than one percent


(1) Such person's business address is in care of the Company, 8800 Sunset Boulevard, Third Floor, Los Angeles, California 90069.

(2) Includes (i) 2,953,218 shares of Common Stock held by Ellen Dinerman Little and Robert B. Little as community property in a revocable living trust,
     (ii) the right to vote 249,560 shares of Common Stock pursuant to an irrevocable proxy granted to Ms. Little and Mr. Little by Mr. Lischak,
     (iii) 500,000 shares of Common Stock subject to immediately exercisable options granted to such person under the Management Option Plan, and (iv) 500,000 shares of Common Stock subject to immediately exercisable options granted to such person's spouse under the Management Option Plan which generally may only be exercised by such person's spouse (although such person disclaims beneficial ownership of the shares subject to his or her spouse's options). Does not include (a) 600,000 shares of Common Stock subject to options granted to such person under the Management Option Plan or 600,000 shares of Common Stock subject to options granted to such person's spouse under the Management Option Plan, the exercisability of which, in each case, is subject to certain vesting requirements. The proxy granted to Ms. Little and Mr. Little by Mr. Lischak will continue during Mr. Lischak's ownership of the shares, until October 30, 2001 (the "Expiration Date"); provided, however, that such proxy terminates earlier if the Littles own or control less than five percent of the outstanding voting power of the Company, or if the shares to which the proxy relates are sold in the public market. In addition until the Expiration Date, Ms. Little and Mr. Little also have, under certain circumstances, certain rights to acquire (while the shares are held by Mr. Lischak) the 249,560 shares of Common Stock held by Mr. Lischak. See footnote (4) below.

(3) Includes 10,000 shares of Common Stock subject to immediately exercisable options granted pursuant to the Basic Plan.

(4) All the shares indicated are subject in the event of transfer (including voluntary and certain involuntary transfers) to a right of first refusal or option to purchase at the then current market price (and a right of repurchase at $2.00 per share in the event Mr. Lischak's employment with the Company terminates for a reason other than death, disability or the Company's material breach of Mr. Lischak's employment agreement) in favor of Ellen Dinerman Little and Robert B. Little during Mr. Lischak's ownership of such shares until the Expiration Date. In addition, Mr. Lischak has granted the right to vote all such shares to the Littles pursuant to an irrevocable proxy which continues during Mr. Lischak's ownership of the shares until the Expiration Date, subject to earlier termination in certain circumstances. See footnote (2) above.

(5) Includes 11,000 shares of Common Stock owned by Mr. Stein's spouse for which he disclaims beneficial ownership.

(6) Include (i) 10,000 shares of Common Stock subject to immediately exercisable options granted pursuant to the Basic Plan; and (ii) 126,323 shares of Common Stock contributed by Mr. Vorse to a revocable living trust for the benefit of Mr. Vorse's spouse.

(7) The address of Kingdon Capital Management Corporation is 152 West 57th Street, New York, New York 10019.

(8) Includes 498,000 shares of Common Stock issuable upon exercise of Warrants. Information provided herein was obtained from a Schedule a 13-D filed with the Securities and Exchange Commission in March 1995 by Kingdon Capital Management Corporation.

(9) The General Partner of Dolphin Offshore Partners is Peter E. Salas, and the address of Mr. Salas and Dolphin Offshore Partners, L.P. is c/o Dolphin Management, 129 East 17th Street, New York, New York 10003

(10) Includes 328,000 shares of Common Stock issuable upon exercise of Warrants. Information provided herein was obtained from the General Partner of Dolphin Offshore Partners, L.P.

(11) Includes 500,000 shares of Common Stock subject to immediately exercisable options granted to Ellen Dinerman Little under the Management Option Plan, 500,000 shares of Common Stock subject to immediately exercisable options granted to Robert B. Little under the Management Option Plan, and an aggregate of 30,000 shares of Common Stock subject to immediately exercisable option granted to Messrs. Bannon, Fracassi, and Vorse under the Basic Plan.

     Pursuant to a Lock-Up and Registration Rights Agreement entered into by Ms. Little, Mr. Little and Mr. Lischak upon consummation of the Merger (the "Lock-Up and Registration Rights Agreement"), each such person has agreed not to sell, or otherwise dispose of (except for estate planning purposes and other limited exceptions), any shares received by them in the Merger (2,928,218 shares held by the Littles and 249,560 shares held by Mr. Lischak) (the "Merger Shares") for a period which commenced on the date of the Merger and ends in three equal installments on February 16, 1998, February 16, 1999 and February 16, 2000. As of the date of the mailing of this Proxy Statement, 1,952,145 Merger Shares held by the Littles and 166,373 Merger Shares held by Mr. Lischak remain subject to the lock-up. The lock-up will terminate earlier (i) with respect to an individual, if such person's employment with the Company is terminated Without Cause by the Company or for Good Reason by such person (as such terms are defined in their respective employment agreements with the Company); (ii) with respect to 10% of the Merger Shares subject to the Lock-Up and Registration Rights Agreement if both Littles are deceased; (iii) with respect to any Merger Shares held by Mr. Lischak that are purchased by Ms. Little or Mr. Little or their designees pursuant to any right of first refusal or repurchase agreement;
(iv) with respect to any Merger Shares surrendered in satisfaction of any indemnification obligation under the Merger Agreement; and (v) with respect to a number of Merger Shares equal in value to the outstanding principal balance (plus interest) of the Merger Note, if the Company fails to pay any amount due under such note.

     Pursuant to the Lock-Up and Registration Rights Agreement, the Littles and Mr. Lischak have the right on three occasions (but not more than once in any 18-month period) to require the Company, at its expense, to file a registration statement under the Securities Act for the registration of a minimum of 250,000 of the Merger Shares released to them from the lock-up. These demand rights terminate, as to one demand, on October 31, 2004; as to the second demand, on October 31, 2008; and as to the third demand, on October 31, 2011. In addition, the Littles and Mr. Lischak have unlimited "piggyback" rights in connection with registration statements filed by the Company under the Securities Act until October 31, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock ("10% Stockholders") to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and 10% Stockholders of the Company are required by Commission regulations to furnish the Company with copies of Section 16(a) forms they file. To the Company's knowledge based solely upon a review of the Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, the Forms 5 furnished to the Company with respect to its most recent fiscal year, and written representations of the Company's directors, executive officers and 10% Stockholders, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to the Company's executive officers, directors and 10% Stockholders were complied with except: (i) the Form 3 for Christopher Trunkey, who was an executive officer from September 2, 1997 to May 1, 1998, was not filed with the Commission until October 1, 1997, and (ii) the Form 5 for William Lischak with respect to the Company's last fiscal year failed to reflect a gift by Mr. Lischak to a third party of 1,000 shares of Common Stock.


                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 31, 1996, as part of the consideration to them in the Merger, Ellen Dinerman Little (Co-Chairman of the Board, Co-Chief Executive Officer and President of the Company) and Robert B. Little (Co-Chairman of the Board and Co-Chief Executive Officer of the Company) received the Merger Note, a $2,000,000 secured promissory note of the Company, bearing interest at the rate of 9% per annum, with principal and interest originally payable in monthly installments of $41,517 over a five year period ending October 1, 2001. The Merger Note is secured by a security interest (subordinate to the security interest of the Company's commercial lenders) in substantially all of the Company's assets.

     In mid-1997, in order to address what the Company had anticipated was a need for additional working capital availability occasioned by the disappointing worldwide performance of films acquired by the Company and the maturity of various film facilities under the Company's credit facility, the Company began discussions with the lenders providing the Company's credit facility for such lenders to make additional amounts available to the Company under the $5,000,000 operating facility portion of the credit facility and to extend the commitment to lend under the credit facility. As part of the discussions, Ms. Little and Mr. Little agreed to defer payments to them under the Merger Note. During 1997, an aggregate of approximately $207,584 in principal and interest was paid to the Littles under the Merger Note and approximately $290,616 was deferred. In April 1998, the Company and the lenders under the credit facility amended the Company's credit facility, as well as extended the date of the lender's annual review of the facility and the expiration of their commitment to lend under the facility. As part of the amendments to the Company's credit facility, Ms. Little and Mr. Little agreed to continue deferral of payments under the Merger Note. Payments under the Merger Note accrue, but payment is deferred until outstanding borrowings under the operating facility portion of the credit facility (under which the lenders extended availability to a total of $7,234,000) are reduced to at least $5,000,000, the Company and the lenders view such reduction as permanent, and not before May 1999. The Merger Note will be extended for the period of time payments are deferred, the deferred payments will continue to bear interest, and the monthly payments will be adjusted to compensate for additional interest accrued pursuant to the deferral of payments. The rights of Ms. Little and Mr. Little under the Merger Note and related security agreement are not otherwise affected. At August 31, 1998, the aggregate amount outstanding (including accrued interest) under such promissory note was approximately $2,013,796 (including an aggregate of approximately $622,751 in previously deferred payments of principal and interest).

     As part of the April 1998 amendments to the Company's credit facility, Ms. Little and Mr. Little also agreed to personally guarantee for the benefit of the lenders under the credit facility all amounts in excess of $6,000,000 (up to a maximum guarantee amount of $618,000) drawn under the operating facility portion of the credit facility; provided that the guarantee will be extinguished when the amounts outstanding under the operating facility are permanently reduced to less than $6,000,000.

     In connection with the Merger, on October 31, 1996 the Littles also received an unsecured promissory note of the Company in the principal amount of $137,061 representing the cash value on such date of certain life insurance policies the ownership of which was transferred to the Company on Merger, and under which the Company was named as the beneficiary. This promissory note bears interest at the rate of 9% per annum. The promissory note matured on October 31, 1997 and is currently due and payable to the Littles. At August 31, 1998, the aggregate amount outstanding (including accrued interest) under such promissory note was approximately $162,720. In addition to the amounts payable to the Littles under the foregoing promissory note, certain other amounts otherwise previously payable to the Littles but deferred by them as a result of the Company's need for additional working capital availability in 1997 are currently due to the Littles, consisting of an aggregate of $100,000 in bonuses to the Littles earned by them in 1996 and 1997, reimbursement of approximately $8,300 in expenses as provided in their employment agreements with the Company and reimbursement of certain tax payments as described below.

     In December 1997 and February 1998, Ms. Little and Mr. Little loaned the Company an aggregate of $400,000 in order to provide a portion of the funds required by Company for the print and advertising costs associated with the domestic theatrical release by the Company of MRS. DALLOWAY. The loan is secured by a security interest in domestic revenues from MRS. DALLOWAY (currently subordinate to the security interest of the Company's commercial lenders), bears interest at the rate of 9% per annum, and is to be repaid as and when revenues from MRS. DALLOWAY and DIFFERENT FOR GIRLS are received by the Company (after repayment of a film facility under the Company's credit facility related to the acquisition of domestic rights to both DIFFERENT FOR GIRLS and MRS. DALLOWAY and print and advertising costs lent by the lenders with respect to DIFFERENT FOR GIRLS). At August 31, 1998, the aggregate amount outstanding (including accrued interest) pursuant to such loan was approximately $421,000.

     Neo Motion Pictures, Inc., a California corporation ("Neo") involved in the production of motion pictures, provided (on a non-exclusive basis) production services with respect to approximately 12 motion pictures for Pre-Merger Overseas from 1989 through the date of Merger and may provide production services to motion pictures for Company in the future. As permitted by his employment agreement with the Company, Mr. Little has performed consulting services for Neo. During 1997, Mr. Little did not perform any consulting services for Neo and no consulting fees were paid by Neo to Mr. Little, although, at August 31, 1998, Neo owed Mr. Little $15,990 in accrued but unpaid consulting fees. Mr. Little and the Company co-own an option to acquire a fifty percent interest in Neo for a purchase price of less than $60,000. The Company is the guarantor of a promissory note of Neo payable to a third party which matured on September 8, 1998 and under which an aggregate of approximately $164,781 in principal and accrued interest was outstanding as of August 31, 1998. Neo is discussing with the lender under the promissory note an extension of time for payment by Neo of the note.

     Alessandro Fracassi, a Director of the Company, is the sole owner of Original Film Company, an Italian corporation ("Original"), which owns or controls, together with certain of its affiliates, distribution rights to 13 motion pictures for which the Company acts as sales agent pursuant to various agreements. In exchange for licensing distribution rights to such films on behalf of Original and its affiliates, the Company receives a sales agency fee generally ranging from 5% to 15% of the revenues generated by such licensing, depending on the film. During 1997, sales or licenses of distribution rights to such films by the Company generated less than $5,000 of gross revenues to the Company.

     Mr. Fracassi is also the President and owner of Racing Pictures s.r.l., an Italian corporation ("Racing Pictures") which is engaged in the production and distribution of motion pictures. In 1990 and 1991, Pre-Merger Overseas licensed to Racing Pictures various distribution rights (primarily Italian television and video distribution rights) to approximately 86 motion pictures which the Company owns or for which the Company controls various distribution or sales agency rights. The licenses, which generally have terms of six to twelve years, obligated Racing Pictures to pay aggregate minimum guarantees of approximately $2,900,000 to Pre-Merger Overseas. With respect to video distribution rights granted to Racing Pictures pursuant to such licenses, the Company is generally entitled to a 25% royalty on all gross receipts of Racing Pictures relating to Racing Pictures' exploitation of such video distribution rights. With respect to television rights granted to Racing Pictures pursuant to such licenses, Racing Pictures is generally entitled to a distribution fee of 25% of gross receipts from exploitation of such television rights and recoupment of all Racing Pictures' distribution expenses. The Company is entitled to the balance of the gross receipts of Racing Pictures from exploitation of the television rights. Both the video royalty payable to the Company and the Company's share of the gross receipts from Racing Pictures' exploitation of the television rights are applied first to Racing Pictures' recoupment of the minimum guarantees. In September 1996, the Company and Racing Pictures agreed that $413,000 in then past due minimum guarantees owed by Racing Pictures to the Company were to be paid to the Company, without interest, by September 30, 1998. In 1997, $132,000 of such amount was paid by Racing Pictures to the Company (via the Company's retention of collected revenues on sales and licenses of motion pictures owned or controlled by Racing Pictures and distributed by the Company as described below), all with respect to films for which the Company owns the copyright. In 1998 (through September 16, 1998), an additional $132,000 was paid by Racing Pictures to the Company (in the same manner as for 1997). Upon payment by Racing Pictures of the remaining $149,000 of minimum guarantees owed to the Company, the Company would be entitled to retain approximately $25,760 of the total amount as distribution fees, with the remainder of such amount to be paid to the various parties from which distribution rights to the films licensed to Racing Pictures were acquired.

     Racing Pictures also owns or controls distribution rights to three motion pictures for which the Company acts as sales agent or distributor pursuant to various agreements. In exchange for licensing distribution rights in such films, the Company receives a fee generally ranging from 10% to 20% of the revenues generated by such licensing, depending on the film. In each of 1997 and 1998, in connection with sales and licenses of distribution rights to such films by the Company, the Company collected $165,000 (retaining in each year $33,000 as fees and $132,000 as an offset against the minimum guarantees due from Racing Pictures as described above).

     From January 1989 until October 31, 1996, Pre-Merger Overseas was treated for federal (but not state) income tax purposes as an S Corporation. As a result, Pre-Merger Overseas's taxable income during this period was taxed for federal purposes directly to the Pre-Merger Overseas stockholders (Ellen Dinerman Little, Robert B. Little and William F. Lischak, Chief Operating Officer, Chief Financial Officer, Secretary and a Director of the Company), rather than to Pre-Merger Overseas. Pursuant to the Merger Agreement, the Company entered into a Tax Reimbursement Agreement, dated October 31, 1996, with Ms. Little, Mr. Little and Mr. Lischak (the "Tax Reimbursement Agreement"). Under the Tax Reimbursement Agreement, the Company agreed to reimburse these individuals for up to $400,000 of federal income taxes payable for the short 1996 S corporation taxable year of Pre-Merger Overseas ending at the time of the Merger (the "1996 Reimbursement Amount"). The corporate income tax returns of Pre-Merger Overseas for its 1992 and 1993 fiscal years have been audited by the Internal Revenue Service ("IRS") and returns for the 1994, 1995, 1996 and 1997 fiscal years remain open to audit. In the absence of the Tax Reimbursement Agreement, the stockholders of Pre-Merger Overseas during periods prior to the Merger, and not the Company, would be responsible for any tax liability assessed as a result of any federal income tax audits of pre-Merger periods because of the S corporation status for such periods. Under the Tax Reimbursement Agreement, the Company agreed to indemnify the three stockholders of Pre-Merger Overseas for any federal income tax liabilities of theirs (including penalties and interest) arising from any adjustment to the income, deductions or credits of Pre-Merger Overseas for periods prior to the Merger, together with any federal and state income tax arising from such indemnity payments. The Company's reimbursement obligations are limited to $150,000 (plus any of the $400,000 1996 Reimbursement Amount not used to reimburse such individuals for their federal income taxes for the short 1996 S Corporation taxable year), except with respect to adjustments to the Company's income, deductions or credits which are reasonably expected to result in decreases to the Company's income or increases in its deductions or credits after the Merger. As of the date of the mailing of this Proxy Statement, no amounts had been paid pursuant to the Tax Reimbursement Agreement, although the Company and the Littles are discussing the amount of the payments due the Littles under the provisions of the agreement. The Company currently estimates that approximately $200,000 is payable to the Littles under the Tax Reimbursement Agreement.

     Mr. Lischak and his spouse own BLAH, Inc. which, until March 1, 1998 provided the production executive services of Mr. Lischak's spouse to the Company in accordance with a Loan-Out Agreement dated as of March 11, 1996, (the "Loan-Out Agreement"). Pursuant to the Loan-Out Agreement, BLAH, Inc. received an aggregate of $73,200 in 1997 and an aggregate of $22,785 in 1998 (including $6,400 payable to BLAH, Inc. with respect to 1997 but deferred without interest until 1998).

     As part of the Company's exploration of additional sources of financing for the Company, on July 28, 1998 (which was prior to Gary Stein's appointment as a Director of the Company), the Company and Mr. Stein entered into an agreement whereby Mr. Stein agreed to act as a finder, introducing the Company to a potential strategic partner. In the event a transaction with the potential strategic partner is consummated by the Company, Mr. Stein will receive a cash fee equal to 1.5% of the total dollar market value of the transaction, although there can be no assurance that any such transaction will be consummated. Mr. Stein was appointed to the Board of Directors of the Company on September 3, 1998.


                                    PROPOSAL NO. 2

                  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The stockholders of the Company are being asked to consider a proposal to ratify the Company's selection, on the advice of its Audit Committee, of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

     Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     PricewaterhouseCoopers LLP has served as Pre-Merger Overseas' independent auditors since 1990 and as the Company's independent auditors since the Merger, including for the fiscal years ended December 31, 1996 and 1997. BDO Seidman, LLP had previously served as EMAC's independent auditors from inception of EMAC through the date of the Merger. The change of accountants at the time of the Merger was based on the desire of the Board of Directors of the Company to provide continuity of independent auditors in performing accounting services for the business and operations of the Company. Upon consummation of the Merger, the Company succeeded to the business and operations of Pre-Merger Overseas.
The results of operations and financial position of the Company, for periods and dates prior to the Merger, are the historical results of operations and financial position of Pre-Merger Overseas for such periods and dates. None of BDO Seidman, LLP's reports rendered to EMAC during their service as EMAC's independent auditors contained adverse opinions or disclaimers of opinion and none of such reports were qualified as to uncertainty, audit scope, or accounting principles. There were no disagreements between EMAC and BDO Seidman, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to BDO Seidman, LLP's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with any of their reports. The appointment of PricewaterhouseCoopers LLP to serve as the Company's independent auditors after the Merger was approved by the Company's Board of Directors and, at the October 1996 Special Meeting of Stockholders, was also approved by the Company's stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                    OTHER MATTERS

     The Board of Directors is not aware of any other matter that may properly come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement is properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment and applicable law.

                                STOCKHOLDER PROPOSALS

     Stockholders are advised that any stockholder proposals intended for consideration at the 1999 Annual Meeting of Stockholders and submitted to the Company in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices on or before May 19, 1999 in order to be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting. Any stockholder proposals intended for consideration at the 1999 Annual Meeting of Stockholders and submitted outside the processes of Rule 14a-8 must be received by the Company at its principal executive offices not later than the close of business on May 19, 1999 nor earlier than the close of business on April 19, 1999 in order to be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting. Proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Company. It is recommended that stockholders submitting proposals utilize certified mail, return receipt requested. Proposals may be included in the proxy statement for the 1999 Annual Meeting if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission (including Rule 14a-8) and if the stockholder submitting any such proposal has complied with the Company's Bylaws.

                              INCORPORATION BY REFERENCE

     To the extent this Proxy Statement has been or will be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled "Compensation Committee Report on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filings, and such sections shall not otherwise be deemed filed under such Acts.

                                    ANNUAL REPORT

     Concurrently with this Proxy Statement, the Company is providing to each stockholder a copy of its Annual Report to Stockholders, which contains the Company's Annual Report on Form 10-K, exclusive of exhibits, as well as the Company's most recent Quarterly Report on Form 10-Q, exclusive of exhibits, for the quarter ended June 30, 1998. If for any reason a stockholder entitled to vote at the Annual Meeting does not receive the accompanying Annual Report to Stockholders and Form 10-Q, the Company will provide such stockholder a copy (without charge) upon the stockholder's written request. Requests should be directed to Overseas Filmgroup, Inc., Attention: Secretary, 8800 Sunset Boulevard, Third Floor, Los Angeles, California 90069.

                              By Order of the Board of Directors,


                          /s/ William F. Lischak
                          -----------------------------
                              William F. Lischak
                              Chief Operating Officer, Chief Financial Officer and Secretary


Los Angeles, California
September 16, 1998

STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.

                            OVERSEAS FILMGROUP, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 14, 1998

     THIS REVOCABLE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned stockholder of Overseas Filmgroup, Inc. (the "Company") hereby nominates, constitutes and appoints Ellen Dinerman Little, Robert B. Little and William F. Lischak, and each of them, the agent and proxy of the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders of the Company to be held at Los Angeles, California on October 14, 1998 at 3:00 p.m. Pacific Daylight time, and at any and all postponements or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat.

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THIS REVOCABLE PROXY WILL BE VOTED AS DIRECTED BELOW. IN THE ABSENCE OF ANY DIRECTION, THIS PROXY WILL BE VOTED   PLEASE MARK
FOR ALL NOMINEES OF THE BOARD OF DIRECTORS IN THE ELECTION OF DIRECTORS AND FOR RATIFICATION OF THE COMPANY'S     YOUR VOTES AS  /X/
SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1998.                          INDICATED IN
                                                                                                                  THIS EXAMPLE
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1.         Election of Directors--Election of Ellen Dinerman Little and Scot K. Vorse to serve on the Board of Directors of the
           Company until the 2001 Annual Meeting of Stockholders and until their respective successors are elected and have qualified.

           / /  FOR ALL NOMINEES              / /  WITHHOLD AUTHORITY FOR ALL NOMINEES
           INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ELECTION OF ANY PERSON NOMINATED BY THE BOARD OF DIRECTORS, MARK FOR ABOVE
           AND CROSS OUT THE NAME OR NAMES OF THE PERSON OR PERSONS WITH RESPECT TO WHOM AUTHORITY IS WITHHELD.
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES.

                                                     (CONTINUED ON REVERSE SIDE)

           IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE
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2.         Independent Auditors--To ratify the selection of Price Waterhouse LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1998.
           / /  FOR                      / /  AGAINST                      / /  ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF ITS SELECTION OF INDEPENDENT AUDITORS.
3.         OTHER BUSINESS--TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR
           ADJOURNMENTS THEREOF. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY
           COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENTS THEREOF.
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                    Mark this box if you plan to attend the Annual Meeting.  / /

                                                  Signature
                                                  ------------------------------

                                                  Signature
                                                  ------------------------------

                                                  Date
                                                  ------------------------------

                                                  Note: Please sign as the name
                                                  appears hereon. Joint owners
                                                  should each sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such.